CEDAR SHOPPING CENTERS, INC.
44 South Bayles Avenue
Port Washington, New York 11050

Contact:	Leo S. Ullman President (516) 767-6492

FOR IMMEDIATE RELEASE:

CEDAR SHOPPING CENTERS COMPLETES DUE DILIGENCE AND PURCHASE CONTRACT
BECOMES NON-CANCELABLE ON EIGHT PREVIOUSLY-ANNOUNCED SUPERMARKET-ANCHORED
SHOPPING CENTERS IN VIRGINIA AND PENNSYLVANIA

Port Washington, New York – June 28, 2005 – Cedar Shopping Centers, Inc., a real estate investment trust listed on the New York Stock Exchange (symbol: “CDR”) (the “Company”) today announced that it had completed due diligence and that the contract had become non-cancelable in connection with the pending acquisition of the previously-announced portfolio of eight supermarket and supermarket-anchored properties in Virginia and Pennsylvania. The aggregate purchase price for the properties is approximately $95 million excluding closing costs and adjustments. The properties are located in Virginia Beach, Suffolk, Norfolk, Smithfield and Hampton, Virginia and Mechanicsburg and DuBois, Pennsylvania. They represent in the aggregate approximately 575,000 sq. ft. of gross leasable area on approximately 87.3 acres. The six Virginia properties are anchored by Farm Fresh (SuperValu) supermarkets. The two Pennsylvania properties are anchored by Giant and Martin Food Stores of Carlisle, Pennsylvania.

The properties, all of which are being purchased in fee, have approximately $59 million of existing first mortgage financing at a weighted average rate of approximately 6.02%, with a blended maturity of approximately nine years, which will be assumed by the Company. The balance of the purchase price is expected to be funded from the Company’s existing secured revolving credit facility.

The supermarket anchors have remaining lease terms, exclusive of extension options, of 9 to 19 years.

Closing of the purchase, subject to consent of sellers’ lenders, is expected within thirty days.

Cedar Shopping Centers, Inc. is a self-managed real estate investment trust which to date owns and operates 58 primarily community supermarket-anchored shopping centers and drug store-anchored convenience centers with approximately 5.7 million square feet of gross leasable area, located in Pennsylvania, New Jersey, Massachusetts, Maryland, New York, Connecticut and Ohio.

Forward-Looking Statements

Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s belief, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such a difference include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of shopping center acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels; the Company’s potential inability to realize the level of proceeds from property sales as initially expected; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to refinance debt obligations when due.